HomeTrust Bancshares, Inc. Announces Financial Results for the Third Quarter of the Year Ending December 31, 2026
and Declaration of a Quarterly Dividend
ASHEVILLE, N.C., October 21, 2026 – HomeTrust Bancshares, Inc. (NYSE: HTB) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the third quarter of the year ending December 31, 2026 and approval of its quarterly cash dividend.
For the quarter ended September 30, 2026 compared to the quarter ended June 30, 2026:
•net income was $18.0 million compared to $15.6 million;
•diluted earnings per share ("EPS") were $1.11 compared to $0.94;
•annualized return on assets ("ROA") was 1.65% compared to 1.46%;
•annualized return on equity ("ROE") was 12.06% compared to 10.44%;
•net interest margin was 4.46% compared to 4.41%;
•provision for credit losses was $805,000 compared to $920,000;
•gain on the sale of fixed assets was $21,000 compared to $1.1 million;
•loss on the redemption of junior subordinated debt securities was $0 compared to $1.1 million;
•merger-related expense was $904,000 compared to $0;
•utilization of purchased renewable energy income tax credits resulted in a $1.9 million federal income tax benefit compared to $0;
•quarterly cash dividends continued at $0.15 per share totaling $2.4 million for each period; and
•923,897 shares of Company common stock were repurchased during the current quarter at an average price of $48.03 compared to 153,606 shares repurchased at an average price of $46.31 in the prior quarter.
For the nine months ended September 30, 2026 compared to the nine months ended September 30, 2025:
•net income was $50.4 million compared to $48.2 million;
•diluted EPS were $3.04 compared to $2.79;
•annualized ROA was 1.55% compared to 1.46%;
•annualized ROE was 11.28% compared to 11.20%;
•net interest margin was 4.39% compared to 4.27%;
•provision for credit losses was $2.1 million compared to $4.9 million;
•gain on the sale of our two Knoxville, Tennessee branches was $0 compared to $1.4 million;
•merger-related expense was $904,000 compared to $0;
•utilization of purchased renewable energy income tax credits resulted in a $1.9 million federal income tax benefit compared to $0;
•cash dividends were $0.43 per share totaling $7.1 million compared to $0.36 per share totaling $6.2 million; and
•1,610,743 shares of Company common stock were repurchased at an average price of $46.15 compared to 93,212 shares of Company common stock repurchased at an average price of $35.41 in the same period last year.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.15 per common share payable on November 25, 2026 to shareholders of record as of the close of business on November 12, 2026.
“Our third-quarter financial results continued the momentum established in the first half of the year, as our top-quartile net interest margin expanded to 4.46%," said Hunter Westbrook, President and Chief Executive Officer. “We also accelerated the pace of share repurchases as part of our ongoing and prudent capital management strategy. Earlier this month, we announced the completion of the stock repurchase program initiated in August 2026 and authorized the repurchase of an additional 5% of our outstanding shares. These actions allow the Company to deploy excess capital and reflect our conviction that the Company’s shares are currently undervalued.
“In August, we were excited to announce the signing of a definitive merger agreement where HomeTrust will acquire Blue Ridge Bankshares, Inc., the holding company for Blue Ridge Bank, expanding HomeTrust’s footprint into desirable Virginia markets and creating a commercial bank with more than $7 billion in assets and over 60 locations across the Southeast. I’m enthusiastic about the proforma company and the opportunity to welcome our new Virginia teammates to the HTB team. Blue Ridge brings a strong deposit franchise, a growing commercial loan portfolio, and deep local relationships that complement our existing footprint and capabilities. This transaction represents a compelling opportunity to further strengthen our presence in the attractive Virginia market and accelerate our growth and profitability strategies.”

WEBSITE: WWW.HTB.COM

Contact:
C. Hunter Westbrook – President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Proposed Merger with Blue Ridge Bankshares, Inc.
On August 16, 2026, the Company, Blue Ridge Bankshares, Inc., a Virginia corporation (“Blue Ridge”), and Kinloch Merger Sub, Inc., a Virginia corporation and wholly owned subsidiary of the Company (“Merger Sub”), entered into an Agreement and Plan of Merger (the “merger agreement”). Pursuant to the terms and conditions set forth in the merger agreement, Merger Sub will merge with and into Blue Ridge (the “merger”), with Blue Ridge continuing as the surviving corporation, and immediately following the merger, Blue Ridge will merge with and into the Company (the “second step merger”), with the Company continuing as the surviving corporation.
Immediately following the second step merger, Blue Ridge Bank, National Association, the wholly owned bank subsidiary of Blue Ridge, will merge with and into HomeTrust Bank, the wholly owned bank subsidiary of the Company, with HomeTrust Bank as the surviving bank.
Subject to the terms and conditions of the merger agreement, at the effective time of the merger (“effective time”), each share of Blue Ridge common stock issued and outstanding immediately prior to the effective time, subject to limited exceptions, will be converted into the right to receive 0.086 of a share of Company common stock, plus cash in lieu of any fractional shares.
The transaction has been approved by the boards of directors of both companies, and all required regulatory applications have been filed. The transaction is expected to close early in the first quarter of 2027, subject to all regulatory and shareholder approvals and the satisfaction of customary closing conditions.
The total value of the transaction will fluctuate based on the Company's stock price prior to closing. Upon completion of the transaction, Blue Ridge shareholders are expected to own approximately 35% of the Company. The combined company will continue to trade on the NYSE under the ticker symbol "HTB."

Comparison of Results of Operations for the Three Months Ended September 30, 2026 and June 30, 2026
Net Income. Net income totaled $18.0 million, or $1.11 per diluted share, for the three months ended September 30, 2026 compared to $15.6 million, or $0.94 per diluted share, for the three months ended June 30, 2026, an increase of $2.4 million, or 14.9%. The results for the three months ended September 30, 2026 compared to the three months ended June 30, 2026 were positively impacted by a $1.2 million increase in net interest income and a $1.4 million decrease in income tax expense as a result of the Company's utilization of purchased renewable energy income tax credits. Details of the changes in the various components of net income are further discussed below.
Net Interest Income. The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Three Months Ended
	September 30, 2026			June 30, 2026
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,804,490	$59,330	6.19%	$3,770,898	$57,507	6.12%
Debt securities available for sale	144,381	1,701	4.67	152,647	1,667	4.38
Other interest-earning assets(2)	187,346	1,858	3.93	199,135	1,999	4.03
Total interest-earning assets	4,136,217	62,889	6.03	4,122,680	61,173	5.95
Other assets	177,503			175,077
Total assets	$4,313,720			$4,297,757
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$545,273	$1,109	0.81%	$556,610	$1,128	0.81%
Money market accounts	1,407,617	9,160	2.58	1,376,199	8,678	2.53
Savings accounts	164,285	28	0.07	170,067	28	0.07
Certificate accounts	727,258	6,010	3.28	712,224	5,744	3.23
Total interest-bearing deposits	2,844,433	16,307	2.27	2,815,100	15,578	2.22
Junior subordinated debt	—	—	—	8,449	151	7.17
Borrowings	12,346	119	3.82	15,978	150	3.77
Total interest-bearing liabilities	2,856,779	16,426	2.28	2,839,527	15,879	2.24
Noninterest-bearing deposits	812,327			806,566
Other liabilities	53,623			50,949
Total liabilities	3,722,729			3,697,042
Stockholders' equity	590,991			600,715
Total liabilities and stockholders' equity	$4,313,720			$4,297,757
Net earning assets	$1,279,438			$1,283,153
Average interest-earning assets to average interest-bearing liabilities	144.79%			145.19%
Non-tax-equivalent
Net interest income		$46,463			$45,294
Interest rate spread			3.75%			3.71%
Net interest margin(3)			4.46%			4.41%
Tax-equivalent(4)
Net interest income		$46,902			$45,752
Interest rate spread			3.79%			3.76%
Net interest margin(3)			4.50%			4.45%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Tax-equivalent results include adjustments to interest income of $439 and $458 for the three months ended September 30, 2026 and June 30, 2026, respectively, calculated based on a combined federal and state tax rate of 23%.
Total interest and dividend income for the three months ended September 30, 2026 increased $1.7 million, or 2.8%, when compared to the three months ended June 30, 2026. An increase of $1.0 million in accretion income was the primary driver of this change, in addition to the impact of an additional day in the current quarter.
Total interest expense for the three months ended September 30, 2026 increased $547,000, or 3.4%, when compared to the three months ended June 30, 2026. An increase of $729,000, or 4.7%, in deposit interest expense drove this change, the result of increases in both the average balances of and rates paid on money market and certificate accounts, partially offset by a decrease in interest expense associated with the redemption of junior subordinated debt securities during the prior quarter.
The following table shows the effects that changes in average balances (volume), including differences in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase/ (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$1,157	$666	$1,823
Debt securities available for sale	(72)	106	34
Other interest-earning assets	(98)	(43)	(141)
Total interest-earning assets	987	729	1,716
Interest-bearing liabilities
Interest-bearing checking accounts	(11)	(8)	(19)
Money market accounts	298	184	482
Savings accounts	(1)	1	—
Certificate accounts	187	79	266
Junior subordinated debt	(151)	—	(151)
Borrowings	(33)	2	(31)
Total interest-bearing liabilities	289	258	547
Increase in net interest income			$1,169
Provision for Credit Losses. The provision for credit losses is the amount of expense that, based on our judgment, is required to maintain the allowance for credit losses ("ACL") at an appropriate level under the current expected credit losses model.
The following table presents a breakdown of the components of the provision for credit losses:

	Three Months Ended
(Dollars in thousands)	September 30, 2026	June 30, 2026	$ Change	% Change
Provision for credit losses
Loans	$790	$1,020	$(230)	(23)%
Off-balance sheet credit exposure	15	(100)	115	115
Total provision for credit losses	$805	$920	$(115)	(13)%
For the quarter ended September 30, 2026, the "loans" portion of the provision for credit losses was primarily the result of the following, offset by net charge-offs of $1.1 million during the quarter:
•$0.5 million benefit driven by changes in the loan mix.
•$0.2 million provision due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
For the quarter ended June 30, 2026, the "loans" portion of the provision for credit losses was primarily the result of the following, offset by net charge-offs of $1.8 million during the quarter:
•$0.2 million provision driven by changes in the loan mix.
•$0.4 million benefit due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$0.6 million decrease in specific reserves on individually evaluated loans.
For the quarters ended September 30, 2026 and June 30, 2026, the amounts recorded for off-balance sheet credit exposure were the result of changes in the balance of loan commitments, loan mix, projected economic forecast and qualitative allocations as outlined above.

Noninterest Income. Noninterest income for the three months ended September 30, 2026 decreased $178,000, or 1.9%, when compared to the quarter ended June 30, 2026. Changes in the components of noninterest income are discussed below:

	Three Months Ended
(Dollars in thousands)	September 30, 2026	June 30, 2026	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$2,586	$2,627	$(41)	(2)%
Loan income and fees	1,178	501	677	135
Gain on sale of loans held for sale	1,592	1,874	(282)	(15)
Bank owned life insurance ("BOLI") income	925	893	32	4
Operating lease income	1,731	1,407	324	23
Gain on sale of premises and equipment	21	1,101	(1,080)	(98)
Other	1,036	844	192	23
Total noninterest income	$9,069	$9,247	$(178)	(2)%
•Loan income and fees: The increase was primarily the result of an increase of $771,000 in prepayment penalty fees, partially offset by a $61,000 decrease in other loan servicing fees.
•Gain on sale of loans held for sale: The decrease was primarily driven by a drop in the sales volume of the guaranteed portion of SBA commercial loans and residential mortgage loans originated for sale, partially offset by an increase in the sales volume of HELOC loans. There were $60.9 million of HELOCs originated for sale which were sold during the current quarter with gains of $329,000 compared to $17.2 million sold with gains of $93,000 in the prior quarter. There were $12.9 million in sales of the guaranteed portion of SBA commercial loans with gains of $925,000 during the current quarter compared to $15.3 million sold and gains of $1.3 million for the prior quarter. There were $26.5 million of residential mortgage loans sold for gains of $399,000 during the current quarter compared to $39.9 million sold with gains of $481,000 in the prior quarter. Lastly, our hedging of mandatory commitments on the residential mortgage loan pipeline resulted in a net loss of $61,000 for the current quarter compared to a net gain of $4,000 for the prior quarter.
•Operating lease income: The increase was the result of net gains of $274,000 upon contract termination versus net losses of $387,000 in the prior quarter, partially offset by a $337,000 decrease in contract earnings.
•Gain on sale of premises and equipment: In both periods presented, gains were recognized on the sale of excess real estate and other equipment.
Noninterest Expense. Noninterest expense for the three months ended September 30, 2026 increased $158,000, or 0.5%, when compared to the three months ended June 30, 2026. Changes in the components of noninterest expense are discussed below:

	Three Months Ended
(Dollars in thousands)	September 30, 2026	June 30, 2026	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$20,128	$20,169	$(41)	—%
Occupancy expense, net	2,551	2,417	134	6
Computer services	2,934	3,027	(93)	(3)
Operating lease depreciation expense	1,127	1,378	(251)	(18)
Telecom, postage and supplies	558	509	49	10
Marketing and advertising	837	584	253	43
Deposit insurance premiums	468	481	(13)	(3)
Core deposit intangible amortization	303	302	1	—
Merger-related expense	904	—	904	100
Loss on redemption of junior subordinated debt securities	—	1,079	(1,079)	(100)
Other	4,327	4,033	294	7
Total noninterest expense	$34,137	$33,979	$158	—%
•Operating lease depreciation expense: The decrease was due to a decline in the population of operating lease contracts (assets being depreciated) quarter-over-quarter.
•Marketing and advertising: The increase was associated with the launch of online deposit account opening.
•Merger-related expense: The current quarter includes costs incurred related to professional fees and due diligence performed associated with the Company's pending acquisition of Blue Ridge. No such costs were incurred in the prior quarter.
•Loss on redemption of junior subordinated debt securities: We previously established a fair value mark (discount) on the junior subordinated debt securities assumed through our merger with Quantum Capital Corp. and had been accreting the discount into interest expense. Associated with our redemption of the debt instruments last quarter, we wrote-off the remaining discount as an expense.
Income Taxes. The amount of income tax expense is influenced by the amount of pre-tax income, tax-exempt income, income tax credits, changes in the statutory rate and the effect of changes in valuation allowances maintained against deferred tax benefits. The effective tax rates for the three months ended September 30, 2026 and June 30, 2026 were 12.7% and 20.4%, respectively, with the quarter-over-quarter decrease driven by the recognition of a $1.9 million benefit associated with the Company's utilization of purchased income tax credits.

Comparison of Results of Operations for the Nine Months Ended September 30, 2026 and September 30, 2025
Net Income. Net income totaled $50.4 million, or $3.04 per diluted share, for the nine months ended September 30, 2026 compared to $48.2 million, or $2.79 per diluted share, for the nine months ended September 30, 2025, an increase of $2.2 million, or 4.4%. The results for the nine months ended September 30, 2026 compared to the prior year were positively impacted by a $3.5 million increase in net interest income, a $2.8 million decrease in the provision for credit losses, and a $1.4 million increase in noninterest income, partially offset by a $7.6 million increase in noninterest expense. In addition, income tax expense declined by $2.0 million primarily as a result of the Company's utilization of purchased renewable energy income tax credits. Details of the changes in the various components of net income are further discussed below.
Net Interest Income. The following table presents the distribution of average assets, liabilities and equity, as well as interest income earned on average interest-earning assets and interest expense paid on average interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

	Nine Months Ended
	September 30, 2026			September 30, 2025
(Dollars in thousands)	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate	Average Balance Outstanding	Interest Earned / Paid	Yield / Rate
Assets
Interest-earning assets
Loans receivable(1)	$3,789,833	$174,562	6.16%	$3,827,840	$180,802	6.32%
Debt securities available for sale	147,182	4,972	4.52	149,525	5,107	4.57
Other interest-earning assets(2)	204,365	6,025	3.94	168,984	6,762	5.35
Total interest-earning assets	4,141,380	185,559	5.99	4,146,349	192,671	6.21
Other assets	190,354			262,029
Total assets	$4,331,734			$4,408,378
Liabilities and equity
Interest-bearing liabilities
Interest-bearing checking accounts	$554,308	$3,338	0.81%	$560,348	$3,656	0.87%
Money market accounts	1,384,601	26,453	2.55	1,335,414	27,457	2.75
Savings accounts	168,172	85	0.07	180,760	106	0.08
Certificate accounts	756,340	18,859	3.33	917,394	27,474	4.00
Total interest-bearing deposits	2,863,421	48,735	2.28	2,993,916	58,693	2.62
Junior subordinated debt	6,189	339	7.32	10,155	618	8.14
Borrowings	14,981	423	3.78	24,117	835	4.63
Total interest-bearing liabilities	2,884,591	49,497	2.29	3,028,188	60,146	2.66
Noninterest-bearing deposits	792,989			740,785
Other liabilities	57,177			63,791
Total liabilities	3,734,757			3,832,764
Stockholders' equity	596,977			575,614
Total liabilities and stockholders' equity	$4,331,734			$4,408,378
Net earning assets	$1,256,789			$1,118,161
Average interest-earning assets to average interest-bearing liabilities	143.57%			136.96%
Non-tax-equivalent
Net interest income		$136,062			$132,525
Interest rate spread			3.70%			3.55%
Net interest margin(3)			4.39%			4.27%
Tax-equivalent(4)
Net interest income		$137,394			$133,814
Interest rate spread			3.74%			3.59%
Net interest margin(3)			4.44%			4.31%
(1)Average loans receivable balances include loans held for sale and nonaccruing loans.
(2)Average other interest-earning assets consist of FRB stock, FHLB stock, SBIC investments and deposits in other banks.
(3)Net interest income divided by average interest-earning assets.
(4)Tax-equivalent results include adjustments to interest income of $1,332 and $1,289 for the nine months ended September 30, 2026 and 2025, respectively, calculated based on combined federal and state tax rates of 23% and 24% for the same periods, respectively.
Total interest and dividend income for the nine months ended September 30, 2026 decreased $7.1 million, or 3.7%, when compared to the nine months ended September 30, 2025. A decline of $6.2 million, or 3.5%, in loan interest income drove this change, primarily due to runoff in the equipment finance portfolio and a decline in the average balance of HELOC loans held for sale. Accretion income on acquired loans of $2.4 million and $1.7 million was recognized during the same periods, respectively, and was included in loan interest income.

Total interest expense for the nine months ended September 30, 2026 decreased $10.6 million, or 17.7%, when compared to the nine months ended September 30, 2025. A decline of $10.0 million, or 17.0%, in deposit interest expense drove this change, primarily the result of a decline in the average balance of certificate accounts, specifically brokered deposits, in addition to a decline in the average cost of funds across funding categories.
The following table shows the effects that changes in average balances (volume), including differences in the number of days in the periods compared, and average interest rates (rate) had on the interest earned on interest-earning assets and interest paid on interest-bearing liabilities:

	Increase / (Decrease) Due to		Total Increase / (Decrease)
(Dollars in thousands)	Volume	Rate
Interest-earning assets
Loans receivable	$(1,795)	$(4,445)	$(6,240)
Debt securities available for sale	(80)	(55)	(135)
Other interest-earning assets	1,416	(2,153)	(737)
Total interest-earning assets	(459)	(6,653)	(7,112)
Interest-bearing liabilities
Interest-bearing checking accounts	(39)	(279)	(318)
Money market accounts	1,011	(2,015)	(1,004)
Savings accounts	(7)	(14)	(21)
Certificate accounts	(4,823)	(3,792)	(8,615)
Junior subordinated debt	(241)	(38)	(279)
Borrowings	(316)	(96)	(412)
Total interest-bearing liabilities	(4,415)	(6,234)	(10,649)
Increase in net interest income			$3,537
Provision for Credit Losses. The following table presents a breakdown of the components of the provision for credit losses:

	Nine Months Ended
(Dollars in thousands)	September 30, 2026	September 30, 2025	$ Change	% Change
Provision for credit losses
Loans	$2,755	$3,940	$(1,185)	(30)%
Off-balance sheet credit exposure	(660)	918	(1,578)	(172)
Total provision for credit losses	$2,095	$4,858	$(2,763)	(57)%
For the nine months ended September 30, 2026, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $4.7 million during the period:
•$0.6 million benefit driven by changes in the loan mix.
•$0.1 million benefit due to changes in the projected economic forecast, specifically the national unemployment rate, and changes in qualitative adjustments.
•$1.2 million decrease in specific reserves on individually evaluated credits.
For the nine months September 30, 2025, the "loans" portion of the provision for credit losses was the result of the following, offset by net charge-offs of $6.1 million during the period:
•$1.5 million benefit driven by changes in the loan mix.
•$1.5 million benefit due to changes in qualitative adjustments, partially offset by a slight worsening of the projected economic forecast, specifically the national unemployment rate. Of note, we released the $2.2 million qualitative allocation previously established for the potential impact of Hurricane Helene upon our loan portfolio which had been established in the quarter ended September 30, 2024.
•$0.8 million increase in specific reserves on individually evaluated loans.
For the nine months ended September 30, 2026 and September 30, 2025, the amounts recorded for off-balance sheet credit exposure were the result of changes in the balance of loan commitments, loan mix, projected economic forecast and qualitative allocations as outlined above.

Noninterest Income. Noninterest income for the nine months ended September 30, 2026 increased $1.4 million, or 5.2%, when compared to the same period last year. Changes in the components of noninterest income are discussed below:

	Nine Months Ended
(Dollars in thousands)	September 30, 2026	September 30, 2025	$ Change	% Change
Noninterest income
Service charges and fees on deposit accounts	$7,627	$7,273	$354	5%
Loan income and fees	2,371	1,846	525	28
Gain on sale of loans held for sale	6,120	5,742	378	7
BOLI income	2,710	2,576	134	5
Operating lease income	5,030	5,032	(2)	—
Gain on sale of branches	—	1,448	(1,448)	(100)
Gain on sale of premises and equipment	1,499	28	1,471	5,254
Other	2,990	2,990	—	—
Total noninterest income	$28,347	$26,935	$1,412	5%
•Loan income and fees: The increase was the result of an additional $907,000 in prepayment penalty fees, partially offset by declines of $274,000 and $156,000 in loan commitment and interest rate swap fees, respectively.
•Gain on sale of loans held for sale: The increase was primarily driven by an increase in the sales volume of the guaranteed portion of SBA commercial loans, partially offset by a reduction in the sales volume of HELOC loans originated for sale. During the nine months ended September 30, 2026, there were $44.5 million of sales of the guaranteed portion of SBA commercial loans with gains of $3.4 million compared to $21.6 million sold with gains of $1.5 million for the corresponding period in the prior year. There were $89.7 million of residential mortgage loans originated for sale sold during the current period for gains of $1.3 million compared to $82.4 million sold with gains of $1.8 million for the corresponding period in the prior year. There were $181.2 million of HELOC loans originated for sale which were sold during the current period with gains of $1.4 million compared to $243.5 million sold with gains of $2.3 million for the corresponding period in the prior year. Lastly, our hedging of mandatory commitments on the residential mortgage loan pipeline resulted in a net gain of $11,000 for the nine months ended September 30, 2026 compared to $163,000 for the nine months ended September 30, 2025.
•Gain on sale of branches: During the prior year period we completed the sale of our two Knoxville, Tennessee branches, recognizing a gain of $1.4 million, with no similar activity occurring in the current year period.
•Gain on sale of premises and equipment: In both periods presented, gains were recognized on the sale of excess parcels of real estate and other equipment.
Noninterest Expense. Noninterest expense for the nine months ended September 30, 2026 increased $7.6 million, or 8.1%, when compared to the same period last year. Changes in the components of noninterest expense are discussed below:

	Nine Months Ended
(Dollars in thousands)	September 30, 2026	September 30, 2025	$ Change	% Change
Noninterest expense
Salaries and employee benefits	$60,174	$54,415	$5,759	11%
Occupancy expense, net	7,598	7,449	149	2
Computer services	8,838	7,855	983	13
Operating lease depreciation expense	4,021	5,427	(1,406)	(26)
Telecom, postage and supplies	1,648	1,646	2	—
Marketing and advertising	1,838	1,365	473	35
Deposit insurance premiums	1,433	1,452	(19)	(1)
Core deposit intangible amortization	979	1,336	(357)	(27)
Merger-related expense	904	—	904	100
Loss on redemption of junior subordinated debt securities	1,079	—	1,079	100
Other	12,579	12,537	42	—
Total noninterest expense	$101,091	$93,482	$7,609	8%
•Salaries and employee benefits: The increase was primarily the result of new hires and increases in pay, incentive compensation and medical premiums.
•Computer services: The increase year-over-year reflects the Company's further investment in both our internal- and external-facing technological capabilities.
•Operating lease depreciation expense: The decrease was due to a decline in the population of operating lease contracts (assets being depreciated) year-over-year.
•Marketing and advertising: The increase was associated with the launch of online deposit account opening.
•Core deposit intangible amortization: The intangible recorded in association with the Quantum merger is being amortized on an accelerated basis, so the rate of amortization slowed year-over-year.

•Merger-related expense: See explanation in the "Comparison of Results of Operations for the Three Months Ended September 30, 2026 and June 30, 2026 – Noninterest Expense" section above.
•Loss on redemption of junior subordinated debt securities: See explanation in the "Comparison of Results of Operations for the Three Months Ended September 30, 2026 and June 30, 2026 – Noninterest Expense" section above.
Income Taxes. The amount of income tax expense is influenced by the amount of pre-tax income, tax-exempt income, income tax credits, changes in the statutory rate and the effect of changes in valuation allowances maintained against deferred tax benefits. The effective tax rates for the nine months ended September 30, 2026 and 2025 were 17.7% and 21.1%, respectively, with the year-over-year decrease primarily driven by the recognition of a $1.9 million benefit associated with the Company's utilization of purchased income tax credits.
Balance Sheet Review
Total assets decreased by $123.9 million to $4.4 billion and total liabilities decreased by $93.3 million to $3.9 billion at September 30, 2026 as compared to December 31, 2025. These changes can be traced to the use of existing liquidity and the proceeds from loan sales to fund $50.2 million in loan growth, offset a $126.4 million decline in deposits and fund stock repurchases. The decrease in deposits was the result of a $145.6 million reduction in brokered deposits, partially offset by an increase of $19.2 million in all other deposit categories.
Stockholders' equity decreased $30.6 million to $570.1 million at September 30, 2026 as compared to December 31, 2025. Activity within stockholders' equity included $50.4 million in net income and $5.8 million in share-based compensation and stock option exercises, partially offset by $7.1 million in cash dividends declared and $75.0 million in stock repurchases. In addition, accumulated other comprehensive income declined by $4.0 million as the unrealized loss on available for sale securities increased due to changes in market interest rates.
As of September 30, 2026, the Bank was considered "well capitalized" in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The ACL on loans was $39.5 million, or 1.09% of total loans, at September 30, 2026 compared to $41.5 million, or 1.16% of total loans, at December 31, 2025. The drivers of this change are discussed in the "Comparison of Results of Operations for the Nine Months Ended September 30, 2026 and September 30, 2025 – Provision for Credit Losses" section above.
Net loan charge-offs totaled $4.7 million for the nine months ended September 30, 2026 compared to $6.1 million for the same period last year. Net charge-offs were concentrated within our equipment finance portfolio, primarily related to over-the-road truck loans, where we recognized net charge-offs of $2.7 million and $4.2 million for the same periods, respectively. Annualized net charge-offs as a percentage of average loans were 0.17% for the nine months ended September 30, 2026 as compared to 0.21% for the nine months ended September 30, 2025.

The following table sets forth the composition of nonperforming assets, made up of nonaccrual loans and repossessed assets, across our asset categories.

(Dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026
Nonaccruing loans
Commercial real estate
Construction and land development	$1,805	$472	$854
Commercial real estate – owner occupied	21,236	11,996	11,256
Commercial real estate – non-owner occupied	7,206	4,273	6,704
Multifamily	—	838	—
Total commercial real estate	30,247	17,579	18,814
Commercial
Commercial and industrial	16,149	14,617	10,578
Equipment finance	5,238	5,003	6,096
Total commercial	21,387	19,620	16,674
Residential real estate
One-to-four family	5,629	5,168	3,632
HELOCs	8,160	7,797	7,140
Total residential real estate	13,789	12,965	10,772
Consumer	388	438	479
Total nonaccruing loans	$65,811	$50,602	$46,739
Total repossessed assets	4,586	4,049	316
Total nonperforming assets	$70,397	$54,651	$47,055
Total nonperforming assets as a percentage of total assets	1.59%	1.23%	1.07%

Total SBA loans included in nonaccrual loans	$29,049	$30,254	$22,720
Portion of SBA loans fully guaranteed by the SBA	22,665	23,563	16,348

Total nonaccruing loans, excluding the balance fully guaranteed by the SBA	43,146	27,039	30,391
Total repossessed assets	4,586	4,049	316
Total nonperforming assets, excluding the balance fully guaranteed by the SBA	$47,732	$31,088	$30,707
Total nonperforming assets, excluding the balance fully guaranteed by the SBA, as a percentage of total assets	1.08%	0.70%	0.70%
SBA loans made up 41.3%, 55.4% and 48.5% of total nonperforming assets at September 30, 2026, June 30, 2026 and March 31, 2026, respectively. The increase between March 31, 2026 and September 30, 2026 is partially the result of a management decision to accelerate the repurchase of the sold portion of nonperforming SBA loans (fully guaranteed portion) to simplify the workout process. In addition, one $18.0 million commercial loan relationship was newly classified as nonperforming during the quarter ended September 30, 2026 although no loss is anticipated.
Classified assets increased by $21.4 million, or 30.2%, to $92.1 million, or 2.08% of total assets, as of September 30, 2026 when compared to the balance of $70.7 million, or 1.59% of total assets, as of June 30, 2026. Classified assets increased by $25.9 million, or 39.2%, to $92.1 million, or 2.08% of total assets, as of September 30, 2026 when compared to the balance of $66.2 million, or 1.46% of total assets, as of December 31, 2025. SBA loans made up the largest portion of classified assets at $33.0 million and $27.3 million, respectively, as of September 30, 2026 and December 31, 2025, of which $25.2 million and $19.8 million, respectively, was fully guaranteed. The remaining population of classified assets as of September 30, 2026 included $17.5 million of owner-occupied commercial real estate loans, $11.0 million of HELOCs, $10.2 million of 1-4 family residential real estate loans, $7.7 million of equipment finance loans (concentrated in the transportation sector), and $6.5 million of commercial and industrial loans.

About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. (NYSE: HTB), headquartered in Asheville, North Carolina, is the holding company for HomeTrust Bank, a state-chartered community bank operating over 30 locations across North Carolina, South Carolina, East Tennessee, Southwest Virginia, and Georgia. With total assets of $4.4 billion as of September 30, 2026, the Company’s goal is to be a consistently high-performing regional community bank, guided by our strategy to be a best place to work. Reflecting this focus, the Company has been named one of Bank Director’s “Best U.S. Banks,” one of Forbes’ “America’s Best Banks,” one of S&P Global’s “Top 50 Community Banks,” and named to the 2026 and 2025 KBW Honor Rolls. In addition, the Company has been recognized as one of American Banker’s “Best Banks to Work For,” received a “Most Loved Workplace” certification by Best Practices Institute, named as one of Best Companies Group’s “America’s Best Workplaces,” as well as being named a “Best Place to Work” in all five states in which it operates.
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but instead are based on certain assumptions including statements with respect to the Company's beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by forward-looking statements. The factors that could result in material differentiation include, but are not limited to:
•changes in general economic conditions, both nationally and in our market areas;
•expected revenues, cost savings, synergies and other benefits from merger and acquisition activities, including the proposed acquisition of Blue Ridge, might not be realized to the extent anticipated, within the anticipated time frames, or at all, costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected, and goodwill impairment charges might be incurred;
•specific to our proposed acquisition of Blue Ridge:
•the timing and completion of the merger is dependent on the satisfaction of customary closing conditions, and various other factors that cannot be predicted with precision at this point;
•the occurrence of any event, change or other circumstances that could give rise to the right of HomeTrust, Blue Ridge or both to terminate the merger agreement;
•completion of the merger is subject to bank regulatory approvals and such approvals may not be obtained in a timely manner or at all or may be subject to conditions which may cause additional significant expense or delay the consummation of the merger;
•potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger;
•the diversion of attention and time by the respective management teams of HomeTrust and Blue Ridge from ongoing business operations and opportunities on merger-related matters;
•the outcome of any legal proceedings related to the merger which may be instituted against HomeTrust or Blue Ridge;
•unanticipated challenges or delays in the integration of Blue Ridge’s business into HomeTrust’s business and/or the conversion of Blue Ridge’s operating systems and customer data onto HomeTrust’s may significantly increase the expense associated with the merger; and
•other factors that may affect future results of Blue Ridge and HomeTrust.
•the impact of geopolitical instability and trade policies on our operations including the imposition of tariffs and retaliatory tariffs;
•effects of natural disasters, other severe weather events, epidemics and other public health issues, and other external events;
•changes in interest rate levels and the duration of such changes, which could materially affect our net interest margin, funding costs, asset values, and access to capital and liquidity;
•the impact of inflation or a potential recession, including monetary and fiscal policy responses thereto, and the impact on consumer and business behavior;
•changes in laws or regulations, changes in regulatory policies and principles or the application or interpretation of laws and regulations by regulatory agencies and tax authorities, including changes in deferred tax asset and liability activity, and the interpretation of regulatory capital or other rules;
•increased competitive pressures among financial services companies; and
•other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on the Company's website at www.htb.com and on the SEC's website at www.sec.gov.
Any of the forward-looking statements that the Company makes in this press release or in the documents the Company files with or furnishes to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions, the factors described above or other factors that management cannot foresee. The Company does not undertake, and specifically disclaims any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
No Offer or Solicitation
This press release and related communications are not intended to and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus that meets the requirements of Section 10 of the Securities Act.
Additional Information and Where to Find It
In connection with the proposed merger transaction, the Company has filed with the SEC a registration statement on Form S-4 (the "registration statement") that includes a preliminary joint proxy statement of the Company and Blue Ridge and a preliminary prospectus of the

Company (the "joint proxy statement/prospectus"), as well as other relevant documents concerning the proposed transaction. After the registration statement is declared effective, the Company and Blue Ridge will mail the definitive joint proxy statement/prospectus to their stockholders and shareholders, respectively. This communication is not a substitute for the joint proxy statement/prospectus or registration statement or for any other document that the Company or Blue Ridge may file with the SEC and send to their respective stockholders or shareholders in connection with the proposed merger transaction. Stockholders of the Company and shareholders of Blue Ridge are urged to read carefully the registration statement and the joint proxy statement/prospectus regarding the proposed merger transaction when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.
Free copies of the joint proxy statement/prospectus included in the registration statement, as well as other filings containing information about the Company, Blue Ridge, and the proposed transaction, may be obtained at the SEC's website (www.sec.gov). You will also be able to obtain these documents, free of charge, in the "Investor Relations" section of the Company's website, www.htb.com, under "SEC Filings" in the "Financials & Filings" heading, and in the "Investor Relations" section of Blue Ridge’s website, www.mybrb.bank, under “SEC Filings” in the "Financials" heading or by requesting them in writing or by telephone from the Company at: HomeTrust Bancshares, Inc., 10 Woodfin Street, Asheville, North Carolina 28801, Attn: Tony J. VunCannon; Telephone (828) 350-3049 or by requesting them in writing or by telephone from Blue Ridge at: Blue Ridge Bankshares, Inc., 1801 Bayberry Court, Suite 101, Richmond, Virginia 23226, Attn: Judy C. Gavant; Telephone (804) 518-2606.
Participants in Solicitation
The Company and Blue Ridge and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company and from the shareholders of Blue Ridge in respect of the proposed merger transaction. Information regarding the Company’s directors and executive officers is contained in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 7, 2026. Information regarding Blue Ridge’s directors and executive officers is contained in Blue Ridge’s definitive proxy statement on Schedule 14A filed with the SEC on April 30, 2026. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger transaction when it becomes available. Free copies of this document may be obtained as described above.

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025(1)	September 30, 2025
Assets
Cash	$15,001	$17,141	$14,505	$14,411	$15,435
Interest-bearing deposits	231,465	255,403	286,188	310,281	300,395
Cash and cash equivalents	246,466	272,544	300,693	324,692	315,830
Certificates of deposit in other banks	8,697	11,629	13,619	18,841	20,833
Debt securities available for sale, at fair value	138,658	145,880	149,729	142,540	145,682
FHLB and FRB stock	15,983	13,620	13,614	13,636	14,325
SBIC investments	20,754	20,398	19,461	18,818	18,346
Loans held for sale, at fair value	4,172	2,999	6,562	7,005	7,907
Loans held for sale, at the lower of cost or fair value	97,317	117,891	101,930	198,688	189,047
Loans, net of deferred loan fees and costs	3,628,326	3,622,244	3,546,580	3,578,154	3,643,619
Allowance for credit losses – loans	(39,501)	(39,789)	(40,607)	(41,479)	(43,086)
Loans, net	3,588,825	3,582,455	3,505,973	3,536,675	3,600,533
Premises and equipment, net	62,483	62,485	62,210	62,400	62,437
Accrued interest receivable	13,438	14,530	14,636	15,973	17,077
Deferred income taxes, net	11,092	9,395	8,514	9,922	9,789
Income taxes receivable	21,422	2,408	5,206	5,738	561
BOLI	96,380	95,456	94,555	93,930	93,474
Goodwill	34,111	34,111	34,111	34,111	34,111
Core deposit intangibles, net	3,870	4,172	4,474	4,848	5,259
Other assets	58,089	50,305	51,054	57,818	56,926
Total assets	$4,421,757	$4,440,278	$4,386,341	$4,545,635	$4,592,137
Liabilities and stockholders' equity
Liabilities
Deposits	$3,583,609	$3,606,847	$3,639,542	$3,709,997	$3,698,227
Junior subordinated debt	—	—	10,245	10,220	10,195
Borrowings	214,000	175,000	90,000	165,000	230,000
Other liabilities	54,014	57,831	54,147	59,728	57,882
Total liabilities	3,851,623	3,839,678	3,793,934	3,944,945	3,996,304
Stockholders' equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (2)	159	168	168	173	175
Additional paid in capital	96,597	139,759	144,465	166,856	176,289
Retained earnings	479,823	464,285	451,127	436,524	422,615
Unearned Employee Stock Ownership Plan ("ESOP") shares	(3,042)	(3,174)	(3,306)	(3,438)	(3,571)
Accumulated other comprehensive income (loss)	(3,403)	(438)	(47)	575	325
Total stockholders' equity	570,134	600,600	592,407	600,690	595,833
Total liabilities and stockholders' equity	$4,421,757	$4,440,278	$4,386,341	$4,545,635	$4,592,137
(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 15,816,210 at September 30, 2026; 16,727,821 at June 30, 2026; 16,803,185 at March 31, 2026; 17,286,289 at December 31, 2025; and 17,520,425 at September 30, 2025.

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Month Ended
(Dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2026	September 30, 2025
Interest and dividend income
Loans	$59,330	$57,507	$174,562	$180,802
Debt securities available for sale	1,701	1,667	4,972	5,107
Other investments and interest-bearing deposits	1,858	1,999	6,025	6,762
Total interest and dividend income	62,889	61,173	185,559	192,671
Interest expense
Deposits	16,307	15,578	48,735	58,693
Junior subordinated debt	—	151	339	618
Borrowings	119	150	423	835
Total interest expense	16,426	15,879	49,497	60,146
Net interest income	46,463	45,294	136,062	132,525
Provision for credit losses	805	920	2,095	4,858
Net interest income after provision for credit losses	45,658	44,374	133,967	127,667
Noninterest income
Service charges and fees on deposit accounts	2,586	2,627	7,627	7,273
Loan income and fees	1,178	501	2,371	1,846
Gain on sale of loans held for sale	1,592	1,874	6,120	5,742
BOLI income	925	893	2,710	2,576
Operating lease income	1,731	1,407	5,030	5,032
Gain on sale of branches	—	—	—	1,448
Gain on sale of premises and equipment	21	1,101	1,499	28
Other	1,036	844	2,990	2,990
Total noninterest income	9,069	9,247	28,347	26,935
Noninterest expense
Salaries and employee benefits	20,128	20,169	60,174	54,415
Occupancy expense, net	2,551	2,417	7,598	7,449
Computer services	2,934	3,027	8,838	7,855
Operating lease depreciation expense	1,127	1,378	4,021	5,427
Telecom, postage and supplies	558	509	1,648	1,646
Marketing and advertising	837	584	1,838	1,365
Deposit insurance premiums	468	481	1,433	1,452
Core deposit intangible amortization	303	302	979	1,336
Merger-related expense	904	—	904	—
Loss on redemption of junior subordinated debt securities	—	1,079	1,079	—
Other	4,327	4,033	12,579	12,537
Total noninterest expense	34,137	33,979	101,091	93,482
Income before income taxes	20,590	19,642	61,223	61,120
Income tax expense	2,625	4,012	10,856	12,880
Net income	$17,965	$15,630	$50,367	$48,240

Per Share Data

	Three Months Ended		Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2026	September 30, 2025
Net income per common share(1)
Basic	$1.11	$0.95	$3.06	$2.81
Diluted	$1.11	$0.94	$3.04	$2.79
Average shares outstanding
Basic	15,902,548	16,311,782	16,262,982	17,005,206
Diluted	15,999,202	16,423,442	16,378,622	17,117,605
Book value per share at end of period	$36.05	$35.90	$36.05	$34.01
Tangible book value per share at end of period(2)	$33.70	$33.67	$33.70	$31.83
Cash dividends declared per common share	$0.15	$0.15	$0.43	$0.36
Total shares outstanding at end of period	15,816,210	16,727,821	15,816,210	17,520,425
(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliations below for adjustments.
Selected Financial Ratios and Other Data

	Three Months Ended		Nine Months Ended
	September 30, 2026	June 30, 2026	September 30, 2026	September 30, 2025
Performance ratios(1)
Return on assets (ratio of net income to average total assets)	1.65%	1.46%	1.55%	1.46%
Return on equity (ratio of net income to average equity)	12.06	10.44	11.28	11.20
Yield on earning assets	6.03	5.95	5.99	6.21
Rate paid on interest-bearing liabilities	2.28	2.24	2.29	2.66
Average interest rate spread	3.75	3.71	3.70	3.55
Net interest margin(2)	4.46	4.41	4.39	4.27
Average interest-earning assets to average interest-bearing liabilities	144.79	145.19	143.57	136.93
Noninterest expense to average total assets	3.14	3.17	3.12	2.84
Efficiency ratio	61.47	62.30	61.49	58.62
Efficiency ratio – adjusted(3)	59.40	61.04	60.34	58.69
(1)Ratios are annualized where appropriate.
(2)Net interest income divided by average interest-earning assets.
(3)See Non-GAAP reconciliations below for adjustments.

	At or For the Three Months Ended
	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Asset quality ratios
Nonperforming assets to total assets(1)	1.59%	1.23%	1.07%	0.98%	0.72%
Nonperforming loans to total loans(1)	1.81	1.40	1.32	1.22	0.89
Total classified assets to total assets	2.08	1.59	1.65	1.46	1.23
Allowance for credit losses to nonperforming loans(1)	60.02	78.63	86.88	94.75	132.26
Allowance for credit losses to total loans	1.09	1.10	1.14	1.16	1.18
Net charge-offs to average loans (annualized)	0.11	0.19	0.19	0.33	0.29
Capital ratios
Equity to total assets at end of period	12.89%	13.53%	13.51%	13.21%	12.98%
Tangible equity to total tangible assets(2)	12.16	12.79	12.76	12.49	12.25
Average equity to average assets	13.70	13.98	13.67	13.56	13.31
(1)Nonperforming assets include nonaccruing loans and repossessed assets. There were no accruing loans more than 90 days past due at the dates indicated. For the periods presented, as shown in the "Asset Quality" section above, a portion of the nonaccrual loan balances was fully guaranteed by the SBA.
(2)See Non-GAAP reconciliations below for adjustments.

Loans

(Dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Commercial real estate
Construction and land development	$336,851	$326,985	$317,497	$277,028	$268,953
Commercial real estate – owner occupied	554,160	536,475	527,375	562,049	540,807
Commercial real estate – non-owner occupied	826,745	875,143	823,672	832,502	861,244
Multifamily	137,122	128,492	109,564	110,912	115,403
Total commercial real estate	1,854,878	1,867,095	1,778,108	1,782,491	1,786,407
Commercial loans
Commercial and industrial	418,045	392,876	392,114	378,686	399,155
Equipment finance	237,065	260,670	286,455	311,356	340,322
Municipal leases	162,410	169,611	167,371	166,396	164,967
Total commercial	817,520	823,157	845,940	856,438	904,444
Residential real estate
Construction and land development	50,206	47,694	48,715	45,617	51,110
One-to-four family	623,822	617,469	619,735	633,511	636,857
HELOCs	255,991	236,357	218,283	217,310	216,122
Total residential real estate	930,019	901,520	886,733	896,438	904,089
Consumer	25,909	30,472	35,799	42,787	48,679
Total loans, net of deferred loan fees and costs	3,628,326	3,622,244	3,546,580	3,578,154	3,643,619
Allowance for credit losses – loans	(39,501)	(39,789)	(40,607)	(41,479)	(43,086)
Loans, net	$3,588,825	$3,582,455	$3,505,973	$3,536,675	$3,600,533
Deposits

(Dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Core deposits
Noninterest-bearing accounts	$773,502	$739,787	$730,666	$707,748	$689,352
NOW accounts	550,907	541,807	575,525	546,387	537,954
Money market accounts	1,381,671	1,421,600	1,393,120	1,374,635	1,343,008
Savings accounts	161,826	165,902	171,754	171,455	172,883
Total core deposits	2,867,906	2,869,096	2,871,065	2,800,225	2,743,197
Certificates of deposit	715,703	737,751	768,477	909,772	955,030
Total	$3,583,609	$3,606,847	$3,639,542	$3,709,997	$3,698,227

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio, tangible book value, tangible book value per share and the tangible equity to tangible assets ratio. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provide an alternative view of its performance over time and in comparison to its competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.
Set forth below is a reconciliation to GAAP of the Company's efficiency ratio:

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30, 2026	June 30, 2026	September 30, 2026	September 30, 2025
Noninterest expense	$34,137	$33,979	$101,091	$93,482
Less: loss on redemption of junior subordinated debt securities	—	1,079	1,079	—
Less: merger-related expenses	904	—	904	—
Noninterest expense – adjusted	$33,233	$32,900	$99,108	$93,482

Net interest income	$46,463	$45,294	$136,062	$132,525
Plus: tax-equivalent adjustment	439	458	1,332	1,289
Plus: noninterest income	9,069	9,247	28,347	26,935
Less: gain on sale of branches	—	—	—	1,448
Less: gain on sale of premises and equipment	21	1,101	1,499	28
Net interest income plus noninterest income – adjusted	$55,950	$53,898	$164,242	$159,273

Efficiency ratio	61.47%	62.30%	61.49%	58.62%
Efficiency ratio – adjusted	59.40%	61.04%	60.34%	58.69%
Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Total stockholders' equity	$570,134	$600,600	$592,407	$600,690	$595,833
Less: goodwill, core deposit intangibles, net of taxes	37,091	37,323	37,556	37,844	38,160
Tangible book value	$533,043	$563,277	$554,851	$562,846	$557,673
Common shares outstanding	15,816,210	16,727,821	16,803,185	17,286,289	17,520,425
Book value per share	$36.05	$35.90	$35.26	$34.75	$34.01
Tangible book value per share	$33.70	$33.67	$33.02	$32.56	$31.83
Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
(Dollars in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Tangible equity(1)	$533,043	$563,277	$554,851	$562,846	$557,673
Total assets	4,421,757	4,440,278	4,386,341	4,545,635	4,592,137
Less: goodwill, core deposit intangibles, net of taxes	37,091	37,323	37,556	37,844	38,160
Total tangible assets	$4,384,666	$4,402,955	$4,348,785	$4,507,791	$4,553,977

Tangible equity to tangible assets	12.16%	12.79%	12.76%	12.49%	12.25%
(1)Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.